As filed with the Securities and Exchange Commission on ______, 2008

                                                Commission File No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                            QUANTUM INFORMATION, INC.
                            -------------------------
               (Exact name of registrant as specified in charter)

         Nevada                         7819                    26-1749145
---------------------------     -----------------------   --------------------
(State or other jurisdiction   (Primary Standard Classi-       (IRS Employer
  of incorporation)             fication Code Number)          I.D. Number)

                             13414 South 47th Place
                                Phoenix, AZ 85044
                                 (866) 200-0918
                   ------------------------------------------
         (Address and telephone number of principal executive offices)

                             13414 South 47th Place
                                Phoenix, AZ 85044
(Address of principal place of business or intended principal place of business)

                                  Joel Klandrud
                             13414 South 47th Place
                                Phoenix, AZ 85044
                                 (866) 200-0918
                   ------------------------------------------
         (Address and telephone number of principal executive offices)

         Copies Of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

 As soon as practicable after the effective date of this Registration Statement
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

       Large accelerated filer   [  ]            Accelerated filer   [  ]

       Non-accelerated filer   [  ]              Smaller reporting company  [X]
(Do not check if a smaller reporting company)


                        CALCULATION OF REGISTRATION FEE

Title of each                     Proposed      Proposed
 Class of                          Maximum       Maximum
Securities         Securities     Offering      Aggregate        Amount of
   to be             to be        Price Per      Offering      Registration
Registered         Registered     Share (1)       Price             Fee
----------         ----------     ----------   ----------      -------------

Common Stock (2)    1,260,000       $0.20        $252,000           $10
----------------------------------------------------------------------------


(1)  Offering price computed in accordance with Rule 457.
(2)  Shares of common stock offered by selling shareholders


      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                            QUANTUM INFORMTION, INC.

                                  Common Stock

      By means of this prospectus a number of shareholders of Quantum Information, Inc. are offering to sell up to 1,260,000 shares of Quantum's common stock at a price of $0.20 per share. If and when Quantum's common stock becomes quoted on the OTC Bulletin Board, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      Quantum will not receive any proceeds from the sale of the common stock by the selling stockholders. Quantum will pay for the expenses of this offering which are estimated to be $35,000, of which approximately $20,000 has been paid as of the date of this prospectus.

      As of the date of this prospectus there was no public market for Quantum's common stock. Although Quantum plans to have its shares quoted on the OTC Bulletin Board, Quantum may not be successful in establishing any public market for its common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.











                  The date of this prospectus is July __, 2008.

                               PROSPECTUS SUMMARY

      Quantum was incorporated in Nevada on May 19, 2005.

      Quantum plans to be involved in the production and distribution of motion pictures, documentaries, commercials, training films and other forms of visual entertainment. As of June 30, 2008 Quantum had not commenced operations.

           Quantum's offices are located at 13414 South 47th Place, Phoenix, AZ 85044. Quantum's telephone number is (866) 200-0918 and its facsimile number is
(772) 679-6287.

      As of June 30, 2008 Quantum had 2,860,000 outstanding shares of common stock.

      Quantum does not have a website. Quantum is not a blank check company required to comply with Rule 419 of the Securities and Exchange Commission.

Forward Looking Statements

      This Prospectus contains various forward-looking statements that are based on Quantum's beliefs as assumptions made by and information currently available to Quantum. When used in this Prospectus, the words "believe", "expect", "anticipate", "estimate" "intend", "project", "predict" and similar expressions are intended to identify forward-looking statements. These statements may involve projections, capital requirements, operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

The Offering

      By means of this prospectus a number of Quantum's shareholders are offering to sell up to 1,260,000 shares of its common stock at a price of $.20 per share. If and when Quantum's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since Quantum was incorporated, and the possible need for Quantum to sell shares of its common stock to raise additional capital. See "Risk Factors" beginning on page 2 of this prospectus for additional Risk Factors.

                                  RISK FACTORS

      The securities being offered involve a high degree of risk. Prospective investors should consider the following risk factors which affect Quantum's business and this offering. These risk factors discuss all material risks which pertain to an investment in Quantum's common stock. If any of the risks discussed below materialize, Quantum's common stock could decline in value or become worthless.

Risk Factors Related to Quantum's Business.

Quantum has not commenced operations and may never be profitable. Quantum has not commenced operations, does not have any revenue and expects to incur losses during the foreseeable future. As a result of Quantum's lack of any operating history, it is difficult for potential investors to evaluate its business. There can be no assurance that Quantum will be profitable or that the shares which may be sold in this offering will have any value.

The   motion   picture/television/visual   entertainment   industry   is  highly
speculative and inherently risky for the following reasons:

o The motion picture industry is highly competitive. In the production phase, competition will affect Quantum's ability to obtain the services of preferred performers and other creative personnel. Quantum will be competing with the producers of other films in arranging for distribution in the domestic theatrical marketplace and in other markets and media. Quantum's projects will be competing directly with other motion pictures and indirectly with other forms of public entertainment. Quantum will compete with numerous larger motion picture production companies and distribution companies which have substantially greater resources.

o Many films are released each year that are not commercially successful and fail to recoup their production costs from United States theatrical distribution. Foreign and ancillary markets have therefore become increasingly important. Although both foreign and ancillary markets have grown, neither provides a guarantee of revenue. Licensing of a motion picture in the ancillary markets is particularly dependent upon performance in theatrical distribution. If a motion picture is not an artistic or critical success or if, for any reason, it is not well-received by the public, it will likely be a financial failure.

o The ultimate profitability of any motion picture depends upon its audience appeal in relation to the cost of its production and distribution. The audience appeal of a given motion picture depends, among other things, on unpredictable critical reviews and changing public tastes which cannot be anticipated with certainty.

o The production or distribution of a project may be abandoned at any stage if further expenditures do not appear commercially feasible, with the resulting loss of some or all of the funds previously expended on the development, production or distribution of the project, including funds expended in connection with the development of the screenplay and other pre-production aspects.

o The costs of producing motion pictures are often underestimated and may be increased by factors beyond the control of the producers. The factors may include weather conditions, illness of technical and artistic personnel, artistic requirements, labor disputes, governmental regulations, equipment breakdowns and other production disruptions. While Quantum intends to engage production personnel who have demonstrated an ability to complete films within an assigned budget, the risk of a film running over budget is always significant and may have a substantial adverse impact on the profitability of a project.

o The profitable distribution of a motion picture, program or other project depends in large part on the availability of one or more capable and efficient distributors who are able to arrange for appropriate advertising and promotion, proper release dates and bookings theaters. Quantum presently has no distribution arrangements and there can be no assurance that profitable distribution arrangements will be obtained, or that Quantum's projects can or will be distributed profitably.

o Foreign distribution of a motion picture (i.e., outside the United States and Canada) may require the use of foreign distributors. Some foreign countries impose government regulations on the distribution of films. Also revenues derived from the distribution of a project in foreign countries, if any, may be subject to currency controls and other restrictions that may delay the receipt of revenue from the project.

The failure of Quantum to obtain capital may significantly restrict Quantum's proposed operations. To enable Quantum to continue in business Quantum will eventually need to earn a profit or obtain additional financing until Quantum is able to earn a profit. Quantum does not know what the terms of any future capital raising may be but any future sale of Quantum's equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. The failure of Quantum to obtain the capital which it requires will result in the slower implementation of Quantum's business plan or its inability of Quantum to implement its business plan. There can be no assurance that Quantum will be able to obtain any capital which it will need.

      Quantum will not receive any proceeds from the sale of the shares offered by the selling shareholders.

Since Quantum's officer plans to devote only a portion of his time to Quantum's business, its chances of being profitable will be less than if it had full time management. As of the date of this prospectus Quantum had only one officer who is involved with other business endeavors which could take precedence over the officer's duties to Quantum.

Risks Related to This Offering

As of the date of this prospectus there was no public market for Quantum's common stock and if no public market develops, purchasers of the shares offered by this prospectus may be unable to sell their shares. If purchasers are unable to sell their shares, purchasers may never be able to recover any amounts which they paid for Quantum's shares.

Because there is no public market for Quantum's common stock, the price for its shares was arbitrarily established, does not bear any relationship to Quantum's assets, book value or net worth, and may be greater than the price which investors in this offering may receive when they resell their shares. Accordingly, the offering price of Quantum's common stock should not be considered to be any indication of the value of its shares. The factors considered in determining the offering price included Quantum's future prospects and the likely trading price for its common stock if a public market ever develops.

Should a market for Quantum's common stock ever develop, disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for Quantum's common stock and investors may find it difficult to sell their shares. If a market ever develops for the common stock of Quantum, trades of its common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to making a purchase or sale and must be given to the customer in writing before or with the customer's confirmation.

                       DILUTION AND COMPARATIVE SHARE DATA

      As of April 30, 2008 Quantum had 2,860,000 outstanding shares of common stock, which had a net tangible book value of $0.03 per share. These shares were sold for cash of $122,998.

      The following table illustrates per share dilution and the comparative stock ownership of Quantum's stockholders as compared to the investors in this offering, assuming all shares offered by this prospectus are sold.

Shares outstanding as of April 30, 2008                        2,860,000

Shares offered by selling shareholders                         1,260,000

Net tangible book value per share at as of April 30, 2008          $0.03

Offering price, per share                                          $0.20

Dilution to purchasers of shares offered by this prospectus        $0.17

Equity ownership by purchasers of shares offered by this prospectus  44%


      The following table shows the cash amount paid by the present shareholders of Quantum for their shares of Quantum's common stock:

   Name                                    Price Paid Per Share

Officers and Directors                         $0.01
Investors in private offering                $0.10 CDN$


                       MARKET FOR QUANTUM'S COMMON STOCK.

      Quantum's common stock is not quoted on any exchange and there is no public trading market.

      As of June 30, 2008, Quantum had 2,860,000 outstanding shares of common stock and 55 shareholders. Quantum does not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of its capital stock.

      All of the outstanding shares of Quantum are restricted securities and if not sold by means of this prospectus may be sold in accordance with Rule 144 of the Securities and Exchange Commission beginning three months after the date of this prospectus.

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors. Quantum's Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend. No dividends have ever been declared and it is not anticipated that dividends will ever be paid.

     Quantum's Articles of Incorporation authorize its Board of Directors to issue up to 10,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow Quantum's directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Quantum's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by Quantum's management.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

      The following discussion of financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements, which are included elsewhere in this prospectus.

      Quantum was incorporated on May 19, 2005. As of the date of this prospectus Quantum had only recently commenced operations.

      Between January and March 2008 Quantum sold 1,060,000 shares of its common stock, at a price of $.10 CDN per share, to a group of private investors.

      As of the date of this prospectus Quantum had cash on hand of approximately $65,000.

      Quantum's plan of operation is described in more detail in the "Business" section of this prospectus.

      Other than the matters discussed in the Risk Factors section of this prospectus, Quantum does not know of any trends, events or uncertainties that have had or are reasonably expected to have a material impact on Quantum' operations or financial condition.

      Quantum's future plans will be dependent upon the amount of capital Quantum is able to raise. Quantum may attempt to raise additional capital through the private sale of its equity securities or borrowings from third party lenders. Quantum does not have any commitments or arrangements from any person to provide Quantum with any additional capital. If additional financing is not available when needed, Quantum may cease operations. Quantum does not have any plans, arrangements or agreements to sell its assets or to merge with another entity.

      As of April 30, 2008 and the date of this prospectus, Quantum did not have any material capital commitments, other than funding its operating losses.

      Quantum's significant accounting policies are discussed in Note 2 to its financial statements included as part of this prospectus.

                                PROPOSED BUSINESS

       Quantum plans to be engaged in the production, distribution and marketing of filmed entertainment products, including theatrical motion pictures, television programs, home video products, and digitally delivered entertainment and media.

     The theatrical motion picture industry in the United States has changed substantially over the last three decades and continues to evolve rapidly.
Historically, the "major studios" financed, produced and distributed the vast majority of American-made motion pictures. During the most recent decade, many of the motion pictures released have been produced by so-called "independent" producers even though some of the production financing for films and distribution funds have been provided by the major studio/distributors.

      Technological developments have resulted in the availability of alternative forms of leisure time entertainment, including expanded pay and basic cable television, syndicated television, video cassettes, video discs, digital video disks (DVDs) and video games. During the last several years, revenues from licensing of motion pictures to network television have decreased (and fewer films are now being licensed for any price to network television), while revenues from pay television, DVDs and the internet have increased.

       Quantum will attempt to produce films, programs and other visual media projects at the lowest possible cost consistent with the quality that it seeks to achieve. Quantum plans to avoid the substantial overhead of major studios by maintaining only a small administrative staff and engaging production staff only as required.

       As of the date of this prospectus, Quantum has purchased commercial grade digital camera equipment and was working with several production companies on a work-for-hire basis.

Revenue Sources

       Quantum expects to derive revenue from the exploitation of entertainment properties across multiple media and distribution channels. Quantum expects to receive revenue from all of the following sources on a project-by-project basis:

o Producer and production fees for services in the creation and production of motion pictures, television programs and other visual media;

o Royalties from future earnings of the projects that Quantum may develop or produce;

o Royalty payments from merchandising consumer products bearing the logos, brands, and other forms of intellectual property from Quantum's films, television programs and other visual media; and

o Royalties and license payments from exploitation of soundtrack and music publishing rights for music from Quantum's films, television programs and archives.

       The distribution channels associated with these revenue streams are discussed below:

Theatrical Distribution and Exhibition

       Once a film or program has been completed, planning the theatrical release schedule begins. Numerous negotiations and strategic issues must be managed, including the film's release date, distribution pattern and number of screens (wide release, limited release or platform release) and exhibitor (theater and theater chain) financial terms.

       Theatrical revenues are divided between the distributor and the theater owners (exhibitors). The division of theatrical proceeds is usually determined through negotiation between the exhibitors and distributors.

       "Film rentals" are the portion of a film's theatrical revenues remitted to a distributor. As a general rule of thumb, a distributor receives 50% of a film's gross theatrical revenues. However, the actual division of box-office proceeds is based upon a formula in which the distributor gets a disproportionate share of the box-office in the early release of a film. Therefore, theater exhibitors prefer long-running successful films, as opposed to films that have big opening weekends and subsequently have substantial drop-offs.

       Whether a film has been financed by a studio or has been acquired from an outside source for distribution, the studio receives a distribution fee. A distribution fee is a percentage charge on incoming film rentals from theaters, video revenues, pay television, etc. The fee is designed to support the existence of the distribution organization and does not apply toward the recovery of any expenses related to releasing the film (such as prints and advertising). Deductions for direct costs of marketing a film are made after the imposition of the fee. The amount of the distribution fee can vary substantially depending upon many factors. The most important factor in determining the amount of the fee is whether the film has been financed internally or externally.

Home Video - Video Cassette and DVD

       As the market has matured, video revenues have become the most significant and consistent source of income for producers and distributors. During the past several years, an increasing number of motion pictures and programs are bypassing theatrical distribution and are being released directly to the home video market.

Pay-Per-View and Video on Demand

       Pay-per-view refers to films shown on television which subscribers can order through their local cable operators. Additionally, with the rise of technology and other digital distribution platforms, Pay-Per-View can also occur via satellite and Internet delivery methods.

Pay Cable

       Pay cable refers to individual cable stations that have a monthly subscription fee, such as HBO, Showtime, The Movie Channel, Cinemax, Starz and Encore. Pay cable programming is comprised primarily of three facets:

o    Movies licensed from studios and independent distributors;

o Pay cable premiere movies that are shown for the first time on the pay cable service. These movies are both financed and produced by the cable network itself or licensed from independent producers;

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

o    Special events, such as sporting events and concerts.

Basic Cable

       Basic cable refers to a group of cable stations that are generally included in a basic cable package, such as THE SUNDANCE CHANNEL, THE INDEPENDENT FILM CHANNEL, TNT, TBS, LIFETIME, USA, and others. Basic cable stations, like the pay cable stations, are now producing a significant number of their own projects.

Network Television

       In the United States, broadcast network rights are granted to ABC, CBS, NBC, FOX, UPN, WB and other entities formed to distribute programming to a large group of stations. The commercial television networks license motion pictures and other programming for a limited number of exhibitions during a period that usually commences two to three years after a project's initial theatrical release.

Television Syndication

       Quantum may license the right to broadcast a motion picture on local, commercial television stations in the United States, usually for a period commencing five years after initial theatrical release of the project, but earlier if the producer has not entered into a commercial television network license. These contracts are usually for between five to eight showings of a film extending over a period of 3 to 5 years. This activity, known as "syndication," has become an important source of revenue as the number of stations has proliferated, and thus the competition for programming among local television stations has increased.

Foreign Distribution and Exhibition

       All of the major American distributors (i.e. Warner Brothers, Universal, etc.) have distribution networks in the major overseas countries. However, each foreign country has its own local and independent distribution companies that not only distribute local product, but also compete against the local branch of the major studios for independently financed films.

Competition

       The sale and distribution of filmed entertainment is highly competitive. The entertainment industry consists of major film distributors/studios such as:
Sony Pictures, Paramount, Twentieth Century Fox, Warner Brothers, The Walt Disney Company, and Universal. Today, the major studios are multi-national, multi-media and mass marketing communication complexes with wholly owned distribution operations throughout the world. In addition to these majors, there are numerous independent production and distribution companies. Many of Quantum's competitors are larger and better capitalized than Quantum and have existing distribution channels. In addition, the number of films or television products released in any given period may create an oversupply of product in the market, and that may reduce Quantum's share of potential sales and make it more difficult for Quantum's products to succeed.

       Quantum believes that the principal competitive factors in its market are the quality of the entertainment product and brand recognition.

Plan of Operation

     As its first project, Quantum will attempt to produce a short (45 minutes) motion picture.

       The production of a motion picture usually involves four steps: development, pre-production, production and post-production. During development, the screenplay is commissioned or acquired. The screenplay may be adapted from an existing work acquired by the producer or developed as an original screenplay having its origin in a story line or scenario conceived or acquired by the producer. In the development phase, the producer typically seeks production financing and tentative commitments from a director, the principal cast members and other creative personnel. A proposed production schedule and budget are also prepared during this phase.

       Upon completing the screenplay and arranging financing, pre-production of the motion picture begins. In this phase, the producer engages creative personnel to the extent not previously committed; finalizes the filming schedules and production budget; obtains insurance and secures completion guaranties, if necessary; establishes filming locations and secures any necessary studio facilities and stages, and prepares for the start of actual filming.

       The production phase begins when principal photography begins and continues until completion of principal photography, generally less than a period of three months.

       Following completion of principal photography in the post-production phase, the motion picture is edited, opticals, dialogue, music and any special effects are added, and voice, effects and music sound tracks and pictures are synchronized. This results in the production of the negative from which release prints of the motion picture are made.

       Production costs consist of acquiring or developing the screenplay, film studio rental, principal photography, post-production and the compensation of creative and other production personnel.

       After the motion picture has been completed Quantum will attempt to distribute the film in the United States and in the international market, either directly or through other distribution companies. The distribution of films and programs is accomplished by marketing them to exhibitors in trade shows and by other direct marketing methods. Distribution agreements typically provide that the distributor will pay the print and advertising costs incurred in marketing the films, and will in return receive reimbursement of its costs from the first gross revenue or net profits interest in the film. Film distributors may give minimum guarantees for sales volumes and commit to pay a minimum amount regardless of actual sales. Foreign distributors often pay a fixed price up front and collect all gross revenues from the exhibition of the film in their territory for their own account.

       Once the motion picture has had a theatrical release, it can be distributed to television stations, cable television operators and home video sales and rental companies. In this regard, and to the extent feasible, Quantum intends to retain the distribution rights to all ancillary distribution channels.

       The estimated costs to produce this motion picture are as follows:

          Script acquisition and development                  $  15,000
          Purchase of filmmaking equipment                       85,000
          Purchase of post production computers and software     15,000
          Production expenses                                   100,000
          Marketing                                               5,000
                                                            -----------
                                                               $220,000

       Quantum will attempt to fund the costs of producing the motion picture through internal sources, the sale of its securities or through licensing or pre-selling the film to various distribution channels.

       As of the date of this prospectus Quantum had cash of approximately $65,000.

       As of the date of this prospectus Quantum had not specified a subject or selected a screenplay for its first project.

General

Quantum's offices are located at 13414 South 47th Place, Phoenix, AZ 85044. The 750 square feet of office space is occupied under a lease requiring rental payments of $1,500 per month until January 1, 2009.

         As of June 30, 2008 Quantum did not have any full time employees.

                                   MANAGEMENT

      Quantum's officers and directors are listed below. Quantum's directors are generally elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified. Quantum's executive officers are elected by its board of directors and serve at its discretion.

Name               Age   Position

Joel Klandrud      43    President, Principal Financial Officer, Principal
                            Accounting Officer and a Director
Sandra Dosdall     39    Director

      The following is a brief description of the business background of Quantum's officers and directors.

Joel Klandrud has been a director of Quantum since its inception and has been an officer of Quantum since January 2008. Since January 1998 until the present time Mr. Klandrud has been self employed as an Internet consultant and marketing strategist. Mr. Klandrud's degree is in Marketing from Arizona State University. Mr. Klandrud also studied film production at the Scottsdale College in Arizona which has a nationally renowned film program from June of 2004 to May of 2006. Mr. Klandrud has won awards for his short films including best picture and best cinematography. Mr. Klandrud completed his first feature length film as Director of Photography in June 2008.

Sandra Dosdall has been an officer of Quantum since January 2008. Since July 2005 Mrs. Dosdall has been a Capital Management Consultant with Futures Investment Corp. Since August 2003 Mrs. Dosdall has been a Director and the Head of Administration for Dosdall Properties, a real estate firm. Mrs. Dosdall has previously held consulting positions with Prestwick Captial Management (January 2005 to August 2006). Between July 2002 and March 2005, Mrs. Dosdall was Director of Adminstration for Data Signal International, a firm involved with currency exchange software development, where she managed all aspects of customer service, training, technical support, quality control, inventory and human resources.

      Quantum does not have a compensation committee. Quantum's Directors serve as its Audit Committee. Quantum does not have a financial expert. Mr. Klandrud and Ms. Dosdall are not independent as that term is defined Section 121(A) of the Listing Standards of the American Stock Exchange.

Executive Compensation.

      The following table shows the compensation paid or accrued to Quantum's officers during the period presented. Since Quantum's inception, no officer has received compensation in excess of $100,000.
                                                           All Other
                                                            Annual
                                           Stock   Option   Compen-
Name and Principal  Fiscal  Salary  Bonus  Awards  Awards   sation
    Position         Year    (1)     (2)    (3)     (4)       (5)      Total
------------------  -----   ------  -----  ------  -----   ---------   -----

Joel Klandrud,       2008     --      --      --     --        --        --
  President since
  January 8, 2008

(1)  The dollar value of base salary (cash and non-cash) earned.
(2)  The dollar value of bonus (cash and non-cash) earned.
(3) During the periods covered by the table, the value of Quantum's shares issued as compensation for services to the persons listed in the table.
(4) The value of all stock options granted during the periods covered by the table.
(5) All other compensation received that Quantum could not properly report in any other column of the table.

      Stock Options. Quantum has not granted any stock options and does not have any stock option plans in effect as of the date of this prospectus. In the future, Quantum may grant stock options to its officers, directors, employees or consultants.

      Long-Term Incentive Plans. Quantum does not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

      Employee Pension, Profit Sharing or other Retirement Plans. Quantum does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

      Compensation of Directors. Quantum's directors do not receive any compensation pursuant to any standard arrangement for their services as directors.

      The following shares the compensation Quantum plans to pay its officer during the twelve months ended July 31, 2009 and the amount of time this person plans to devote to Quantum's business.

                                                      % of Time
                                Proposed          to be Devoted to
       Name                   Compensation       Quantum's Business

       Joel Klandrud           $2,000/Mo.                50%
       Sandra Dosdall (1)      $1,000/Mo.                30%

(1) Although not an officer, Mrs. Dosdall will be providing administrative services to Quantum.

      Quantum does not have any employment agreements with its officers or employees. Quantum does not maintain any keyman insurance on the life or in the event of disability of any of its officers.

Transactions with Related Parties and Recent Sales of Securities

      The following lists all shares of Quantum's common stock which have been sold since its incorporation:

                                                             Consideration
    Shareholder              Date of Sale  Shares Sold      Paid for Shares

    Joel Klandrud              1-10-08       900,000             $9,000

    Sandra Dosdall             1-10-08       900,000             $9,000

    Private Investors          1-20-08     1,060,000       CDN$0.10 per share


                             PRINCIPAL SHAREHOLDERS

     The following table shows the ownership of Quantum's common stock as of the date of this prospectus by each shareholder known by Quantum to be the beneficial owner of more than 5% of Quantum's outstanding shares, each director and executive officer and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

Name and Address                   Number of Shares        Percent of Class

Joel Klandrud                          900,000                    31%

Sandra Dosdall                         900,000                    31%

     By means of this prospectus, Mr. Klandrud and Ms. Dosdall plan to sell a portion of their shares. See "Selling Shareholders" below for more information.

                              SELLING SHAREHOLDERS

      The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the "selling shareholders". With the exception of Joel Klandrud and Sandra Dosdall the selling shareholders acquired their shares from Quantum in private transactions for cash at a price of $0.10 CDN per share. Mr. Klandrud and Ms. Dosdall acquired their shares for cash at a price of $0.01 per share.

      Quantum will not receive any proceeds from the sale of the shares by the selling shareholders. Quantum will pay all costs of registering the shares offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                         Shares to      Share
                                          Be Sold      Ownership
                                Shares    in this        After       Percentage
Name                            Owned     Offering     Offering      Ownership

Joel Klandrud                  900,000    100,000        800,000           28%
Sandra Dosdall                 900,000    100,000        800,000           28%
Brandon Antonini                15,000     15,000             --            --
Chad Armstrong                  20,000     20,000             --            --
Jill Babcock                    20,000     20,000             --            --
Brad Babcock                    20,000     20,000             --            --
Bill Boswell                     5,000      5,000             --            --
Aaron Cain                      20,000     20,000             --            --
Aaron Cain Professional Corp.   20,000     20,000             --            --
Candice Cain                    20,000     20,000             --            --
Billy Campbell                  20,000     20,000             --            --
Mary Campbell                   20,000     20,000             --            --
Charles Critchley
  Professional Corp.            20,000     20,000             --            --
Gerry Collinge                  20,000     20,000             --            --
Mike Collinge                   20,000     20,000             --            --
Chad Ewaniuk                    10,000     10,000             --            --

                                         Shares to      Share
                                          Be Sold      Ownership
                                Shares    in this        After       Percentage
Name                            Owned     Offering     Offering      Ownership

Matt Fell                       20,000     20,000             --            --
Kerri Fell                      20,000     20,000             --            --
John Fife                       10,000     10,000             --            --
Paul Fisher                     20,000     20,000             --            --
Gerry Franco                    40,000     40,000             --            --
Cheter Godfrey                  20,000     20,000             --            --
Dale Hutton                     20,000     20,000             --            --
Hymark Field Consulting         40,000     40,000             --            --
Wade Klimpke                    20,000     20,000             --            --
Klimpke Holdings LTD            20,000     20,000             --            --
Terence Laverty                 15,000     15,000             --            --
Derrick Lewis                    5,000      5,000             --            --
Brad Lindemann                  15,000     15,000             --            --
Noel Lumsden                    20,000     20,000             --            --
Jennifer Macfawn                15,000     15,000             --            --
Brian Mattis                    20,000     20,000             --            --
Brian Mcrae                     15,000     15,000             --            --
Michelle Morgan                 20,000     20,000             --            --
Tamara Normand                  10,000     10,000             --            --
Dean Ocanica                    20,000     20,000             --            --
Jay Park                        20,000     20,000             --            --
John Reeves                     20,000     20,000             --            --
Linda Reeves                    20,000     20,000             --            --
Scott Reeves                    40,000     40,000             --            --
Brad Rourke                     50,000     50,000             --            --
Rubix Investment Solutions      20,000     20,000             --            --
Shushwap Adventures              5,000      5,000             --            --
Tara Smith                      20,000     20,000             --            --
Michael Steen                   20,000     20,000             --            --
Greg Terriff                    15,000     15,000             --            --
Tyler J Optometric Corp.        20,000     20,000             --            --
Urban Core Finishing            20,000     20,000             --            --
Desiree Verstoep                 5,000      5,000             --            --
Trevor Warrener                 20,000     20,000             --            --
Cori Warrener                   20,000     20,000             --            --
Nolan Weir                      20,000     20,000             --            --
1047081 Alberta Ltd             15,000     15,000             --            --
1136351 Alberta LTD             30,000     30,000             --            --
1245339 Alberta Ltd             30,000     30,000             --            --
1248176 Alberta Ltd             15,000     15,000             --            --

     The  controlling   persons  of  the   non-controlling   individual  selling
shareholders are:

       Name of Shareholder                      Controlling Person

       Aaron Cain Professional Corp.            Aaron Cain
       Charles Critchley Professional Corp.     Charles Critchley
       Hymark Field Consulting                  Jerry Franco
       Klimpke Holdings Ltd.                    Wade Klimpke
       Rubix Investment Solutions               Paul Fisher
       Shushwap Adventures                      Mike Collinge
       Tyler J Optometric Corp.                 Tyler Degelman
       Urban Core Finishing                     Michael Collinge
       1047081 Alberta Ltd                      Brandon Antonini
       1136351 Alberta Ltd                      Guy Terriff
       1245339 Alberta Ltd                      Michael Steen
       1248176 Alberta Ltd                      Kyle Hansen

      No selling shareholder has, or had, any material relationship with Quantum, or Quantum's officers or directors. To Quantum's knowledge, no selling shareholder is affiliated with a broker dealer.

Manner of Sale.

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. Since as of the date of this prospectus no market exists for Quantum's common stock, sales by the selling shareholders, until Quantum's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, will be made at a price of $.20 per share. If and when Quantum's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker/dealer.

     In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither Quantum nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no NASD member will charge commissions that exceed 8% of the total proceeds from the sale.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      If any selling shareholder enters into an agreement to sell his or her shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, Quantum will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. Quantum will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

      Quantum has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Quantum has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Quantum has also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      Quantum is authorized to issue 75,000,000 shares of common stock. As of the date of this prospectus Quantum had 2,860,000 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of Quantum's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Quantum. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered by this prospectus will be, upon issuance, fully paid and non-assessable.

Preferred Stock

      Quantum is authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by Quantum's Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Quantum's directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Quantum's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by Quantum's management. As of the date of this prospectus Quantum had not issued any shares of preferred stock.

Transfer Agent

      As of the date of this prospectus Quantum had not appointed a transfer agent for its common stock.

                                LEGAL PROCEEDINGS

      Quantum is not involved in any legal proceedings and Quantum does not know of any legal proceedings which are threatened or contemplated.

                                 INDEMNIFICATION

     The Nevada Revised Statutes authorize indemnification of a director, officer, employee or agent of Quantum against expenses incurred in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Quantum who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Quantum pursuant to the foregoing provisions, Quantum has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION
      Quantum has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

                            QUANTUM INFORMATION, INC.

                          AUDITED FINANCIAL STATEMENTS

                                 APRIL 30, 2008

                  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders
       Quantum Information Inc.
       Phoenix, Arizona

I have audited the accompanying balance sheet of Quantum Information Inc. as of April 30, 2008 and the related statements of operations, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion the financial statements referred to above present fairly, in all material respects, the financial position of Quantum Information, Inc. as of April 30, 2008, and the results of its operations and its retained earnings and cash flows in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered a loss and has not yet commenced operations. This raises substantive doubt about the Company's ability to continue as a going concern.

Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has determined that it is not required to have, nor was I engaged to perform, an audit of the effectiveness of its documented internal controls over financial reporting.

/s/ John Kinross-Kennedy

John Kinross-Kennedy
Certified Public Accountant
Irvine, California
July 7, 2008

                            QUANTUM INFORMATION INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                              As at April 30, 2008



ASSETS

Current Assets
  Cash and Cash Equivalents                      $          76,697
  Prepaids                                       $           1,500
                                                ------------------
Property and Equipment, net
  Equipment                                                 23,264
                                                ------------------
    TOTAL ASSETS                                  $        101,461
                                                 =================

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
  Officer Loan                                   $           1,750
                                                 -----------------

Commitments and contingencies (Note 4)

Stockholders' Equity
  Common Stock, $0.001 par value, 75,000,000 shares authorized,
   2,860,000 shares issued and outstanding                   2,860
  Additional paid-in capital                               120,138
  Deficit accumulated in the development stage             (23,287)
                                                 -----------------

    Total Stockholders' Equity                              99,711
                                                 -----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $        101,461
                                                  ================






    The accompanying notes are an integral part of these financial statements

                            QUANTUM INFORMATION INC.
                          (A Development Stage Company)

 STATEMENT OF OPERATIONS


                                                                For the period
                                                                 of Inception,
                            For the three        For the         from May 19,
                            months ended        year ended       2005 through
                            April 30, 2008    April 30, 2008     April 30, 2008
                            --------------    --------------     -------------

Revenues                     $      6,400      $      6,400        $     6,400
                             ------------      -------------       -----------

Costs and Expenses

Professional Fees                  19,964            19,964             19,964
 Occupancy Expense                  5,930             5,930              5,930
 Other General & Administrative     3,793             3,793              3,793
                             ------------       -----------        -----------

   Total Expenses                  29,687            29,687             29,687
                              -----------       -----------        -----------

   Operating Loss                 (23,287)          (23,287)           (23,287)
                             ------------       -----------        -----------

Net Income (Loss)             $   (23,287)      $   (23,287)       $  (23,287)
                              ===========       ===========        ==========

Basic and Dilutive net
  loss per share              $     (0.03)      $     (0.11)
                              ===========       ===========

Weighted average number
  of shares outstanding,
  basic and diluted           $   824,444       $   202,732
                              ===========       ===========




    The accompanying notes are an integral part of these financial statements

                            QUANTUM INFORMATION INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS


                                                                  For the period
                                                                   of Inception,
                              For the three        For the         from May 19,
                              months ended        year ended       2005 through
                              April 30, 2008    April 30, 2008    April 30, 2008
                              --------------    --------------    -------------

 CASH FLOWS FROM OPERATING
     ACTIVITIES:

Net Income (Loss)                $ (23,287)       $  (23,287)       $  (23,287)
  Adjustments to reconcile
    net loss to net cash
    used by operating
    activities:
      Depreciation                     300               300               300
  Change in operating assets
    and liabilities:
      Increase (Decrease)
      in prepaids                   (1,500)           (1,500)           (1,500)
                               -----------      ------------        -----------
   Net Cash provided by
    (used by) Operating
     Activities                    (24,487)          (24,487)          (24,487)
                               -----------      ------------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment            (23,564)          (23,564)          (23,564)
                               -----------      ------------        -----------
  Net Cash (used by)
    Investing Activities           (23,564)          (23,564)          (23,564)
                               -----------      ------------        -----------


CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the sale of
    Common Stock                   122,998           122,998           122,998
  Proceeds from loan from
      officer                        1,750             1,750             1,750
                               -----------      ------------        -----------
  Net Cash provided by
   Financing Activities            124,748           124,748           124,748
                               -----------      ------------        -----------

NET INCREASE IN CASH                76,697            76,697            76,697

CASH AT BEGINNING OF PERIOD              -                 -                 -
                               -----------      ------------        -----------

CASH AT END OF PERIOD           $   76,697       $    76,697        $   76,697
                               ===========       ===========        ==========

 CASH PAID FOR:
   Interest                     $        -       $         -        $        -
   Income Taxes                 $        -       $         -        $        -



    The accompanying notes are an integral part of these financial statements

                            QUANTUM INFORMATION INC.
                          (A Development Stage Company)

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                        For the year ended April 30, 2008

                                                            Accumulated
                                                              Deficit
                                                   Additional  During
                                    Common Stock    Paid-in  Development
                                   Shares   Amount  Capital     Stage    Total
                                   --------------------------------------------


Balances at May 19, 2007                -  $      -  $      -  $     -   $    -

Common stock issued for cash
  on January 10, 2008 at $0.01
    per share                   1,800,000     1,800    16,200            18,000

Common stock issued for cash on
 February 20, 2008 at $0.10 (CDN$)
 per share                      1,060,000     1,060   103,938           104,998

Net loss for the year ended April                              (23,287) (23,287)
30, 2008                        ---------  --------  --------  -------  -------

  alances at April 30, 2008     2,860,000  $  2,860  $120,138 $(23,287) $99,711
                                =========  ========  ======== ========  =======


    The accompanying notes are an integral part of these financial statements

                            QUANTUM INFORMATION INC.
                          NOTES TO FINANCIAL STATEMENTS

                        For the year ended April 30, 2008

NOTE 1 - BUSINESS AND OPERATIONS

The Company was incorporated under the name Inkie Entertainment Group, Inc. on May 19, 2005 in Nevada. The Company changed its name in January 2008 to Quantum Information Inc. The Company's authorized capital consists of 75,000,000 shares of common voting stock and 10,000,000 shares of preferred stock.

The financial statements presented include all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the period presented in accordance with the accounting principles generally accepted in the United States of America. All adjustments are of a normal recurring nature.

Current Business of the Company

The Company had no material business operations from inception May 19, 2005 through 2007. In 2008 the Company made plans to produce feature films at low cost, using its own digital camera equipment. To this end the Company raised capital, purchased camera equipment and entered the development stage of film production. Limited revenue was received from renting the camera equipment.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and equivalents

Cash and equivalents include investments with initial maturities of three months or less.

Fair Value of Financial Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company's financial instruments as of April 30, 2008 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts payable and accrued expenses. The fair value of related party payables is not determinable.

                            QUANTUM INFORMATION INC.
                          NOTES TO FINANCIAL STATEMENTS

                        For the year ended April 30, 2008

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company generated deferred tax credits through net operating loss carryforwards. However, a valuation allowance of 100% has been established, as the realization of the deferred tax credits is not reasonably certain, based on going concern considerations outlined below.

Equipment

Equipment, including camera equipment, is recorded at cost and depreciated using straight line methods over the estimated useful lives of the related assets ranging from 3 to 10 years. The Company reviews the carrying value of long-term assets to be held and used when events and circumstances warrant such a review. If the carrying value of a long-lived asset is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The cost of normal maintenance and repairs is charged to operations as incurred. Major overhaul that extends the useful life of existing assets is capitalized. When equipment is retired or disposed, the costs and related accumulated depreciation are eliminated and the resulting profit or loss is recognized in income.

Officer Loan

Commencing in 2008 the Company borrowed funds from an officer on an unsecured basis. The loan is non-interest bearing and payable on demand. The total due under these borrowings at April 30, 2008 was $1,750.

Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had an initial operating loss of $23,287 since commencing business in January, 2008. By the year end April 30, 2008 the Company had generated a positive cash flow of $76,697, primarily from the sale of stock. As a result the company at April 30,

                            QUANTUM INFORMATION INC.
                          NOTES TO FINANCIAL STATEMENTS

                        For the year ended April 30, 2008

2008 had a positive shareholders' equity of $81,711. However, the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management's plans to continue as a going concern include raising additional capital through sales of common stock. In the interim, shareholders of the Company are committed to meeting its minimal operating expenses. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Development-Stage Company

The Company is considered a development-stage company, having limited operating revenues during the period presented, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7. SFAS No. 7 requires companies to report their operations, shareholders deficit and cash flows since inception through the date that revenues are generated from management's intended operations, among other things. Management has defined inception as May 19, 2005. Since inception, and more particularly since commencing business in January, 2008, the Company has incurred an operating loss of $23,287. Much of this related to consultants, as a means to generate working capital. The Company's working capital has been generated through the sales of common stock. Management has provided financial data since May 19, 2005, "Inception", in the financial statements, as a means to provide readers of the Company's financial information to make informed investment decisions.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

                            QUANTUM INFORMATION INC.
                          NOTES TO FINANCIAL STATEMENTS

                        For the year ended April 30, 2008

Earnings (Loss) Per Share

Statement of Financial Accounting Standards No. 128 "Earnings Per Share" requires presentation of basic earnings per share and diluted earnings per share. Basic income (loss) per share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") is similarly calculated using the treasury stock method except that the denominator is increased to reflect the potential dilution that would occur if dilutive securities at the end of the applicable period were exercised. There were no potential dilutive securities for the year ended April 30, 2008.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the year ended April 30, 2008.


      Numerator:

         Basic and diluted net loss per share:
            Net Income (Loss)                          $ (23,287)

      Denominator

         Basic and diluted weighted average
           number of shares outstanding                  202,732

      Basic and Diluted Net Loss Per Share             $    0.11
      ------------------------------------


NOTE 3 - RELATED PARTY TRANSACTIONS

On January 10, 2008 the Board authorized the issue of common stock to two
Directors:

   Joel Klandrud                   900,000 shares at a price of $0.01 per share
   President, Chief Operating
   Officer and Director

   Sandra Dosdall                  900,000 shares at a price of $0.01 per share
   Director

Amount due to an officer was $1,750 as of April 30, 2008.

                            QUANTUM INFORMATION INC.
                          NOTES TO FINANCIAL STATEMENTS

                        For the year ended April 30, 2008

NOTE 4 - COMMITMENTS AND CONTINGENCIES

There were no commitments or contingencies in the three months ended April 30, 2008.

NOTE 5 - CAPITAL STOCK TRANSACTIONS

On January 10, 2008, 1,800,000 common shares were issued for cash at $0.01 per share, realizing $18,000.

On February 20, 2008, 1,060,000 common shares were issued for cash at $0.10 (CDN$) per share, realizing $104,998.

At April 30, 2008 the Company had authorized 75,000,000 common shares, of which the total issued and outstanding was 2,860,000.

NOTE 6 - LITIGATION

There were no legal proceedings against the Company with respect to matters arising in the ordinary course of business. Neither the Company nor any of its officers or directors is involved in any other litigation either as plaintiffs or defendants, and have no knowledge of any threatened or pending litigation against them or any of the officers or directors.

                                TABLE OF CONTENTS
                                                                    Page
PROSPECTUS SUMMARY ...............................................
RISK FACTORS .....................................................
DILUTION AND COMPARATIVE SHARE DATA...............................
MARKET FOR QUANTUM'S COMMON STOCK ................................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION .......................................
PROPOSED BUSINESS.................................................
MANAGEMENT .......................................................
PRINCIPAL SHAREHOLDERS............................................
SELLING SHAREHOLDERS..............................................
DESCRIPTION OF SECURITIES.........................................
LEGAL PROCEEDINGS.................................................
INDEMNIFICATION ..................................................
AVAILABLE INFORMATION.............................................
FINANCIAL STATEMENTS..............................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Quantum Information, Inc. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

      Until _______, 2008 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5

                                     PART II
                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

      The following table show the costs and expenses payable by the Company in connection with this registration statement.

         SEC Filing Fee                                       $      10
         Blue Sky Fees and Expenses                                 500
         Printing Expenses                                          500
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                            10,000
         Miscellaneous Expenses                                   3,985
                                                              ---------
                  TOTAL                                       $  39,995
                                                              =========

         All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors The Nevada Revised Statutes provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15. Recent Sales of Unregistered Securities.

      The following lists all shares issued by the Company since its inception.

Name                              Date      Shares    Consideration (1)
----                              ----      ------    -----------------

Joel Klandrud                   1/10/08    900,000     $9,000.00
Sandra Dosdall                  1/10/08    900,000     $9,000.00
Brandon Antonini                2/20/08      15000     $1,500.00
Chad Armstrong                  2/20/08      20000     $2,000.00
Jill Babcock                    2/20/08      20000     $2,000.00
Brad Babcock                    2/20/08      20000     $2,000.00
Bill Boswell                    2/20/08       5000     $  500.00
Aaron Cain                      2/20/08      20000     $2,000.00
Aaron Cain Professional Corp.   2/20/08      20000     $2,000.00
Candice Cain                    2/20/08      20000     $2,000.00
Billy Campbell                  2/20/08      20000     $2,000.00
Mary Campbell                   2/20/08      20000     $2,000.00
Charles Critchley
  Professional Corp.            2/20/08      20000     $2,000.00
Gerry Collinge                  2/20/08      20000     $2,000.00
Mike Collinge                   2/20/08      20000     $2,000.00
Chad Ewaniuk                    2/20/08      10000     $1,000.00
Matt Fell                       2/20/08      20000     $2,000.00

Name                         Date           Shares   Consideration (1)
----                         ----           ------   -----------------

Kerri Fell                      2/20/08      20000     $2,000.00
John Fife                       2/20/08      10000     $1,000.00
Paul Fisher                     2/20/08      20000     $2,000.00
Gerry Franco                    2/20/08      40000     $4,000.00
Cheter Godfrey                  2/20/08      20000     $2,000.00
Dale Hutton                     2/20/08      20000     $2,000.00
Hymark Field Consulting         2/20/08      40000     $4,000.00
Wade Klimpke                    2/20/08      20000     $2,000.00
Klimpke Holdings LTD            2/20/08      20000     $2,000.00
Terence Laverty                 2/20/08      15000     $1,500.00
Derrick Lewis                   2/20/08       5000     $  500.00
Brad Lindemann                  2/20/08      15000     $1,500.00
Noel Lumsden                    2/20/08      20000     $2,000.00
Jennifer Macfawn                2/20/08      15000     $1,500.00
Brian Mattis                    2/20/08      20000     $2,000.00
Brian Mcrae                     2/20/08      15000     $1,500.00
Michelle Morgan                 2/20/08      20000     $2,000.00
Tamara Normand                  2/20/08      10000     $1,000.00
Dean Ocanica                    2/20/08      20000     $2,000.00
Jay Park                        2/20/08      20000     $2,000.00
John Reeves                     2/20/08      20000     $2,000.00
Linda Reeves                    2/20/08      20000     $2,000.00
Scott Reeves                    2/20/08      20000     $2,000.00
Scott Reeves                    2/20/08      20000     $2,000.00
Brad Rourke                     2/20/08      50000     $5,000.00
Rubix Investment Solutions      2/20/08      20000     $2,000.00
Shushwap Adventures             2/20/08       5000     $  500.00
Tara Smith                      2/20/08      20000     $2,000.00
Michael Steen                   2/20/08      20000     $2,000.00
Greg Terriff                    2/20/08      15000     $1,500.00
Tyler J Optometric Corp.        2/20/08      20000     $2,000.00
Urban Core Finishing            2/20/08      20000     $2,000.00
Desiree Verstoep                2/20/08       5000     $  500.00
Trevor Warrener                 2/20/08      20000     $2,000.00
Cori Warrener                   2/20/08      20000     $2,000.00
Nolan Weir                      2/20/08      20000     $2,000.00
1047081 Alberta Ltd             2/20/08      15000     $1,500.00
1136351 Alberta LTD             2/20/08      30000     $3,000.00
1245339 Alberta Ltd             2/20/08      30000     $3,000.00
1248176 Alberta Ltd             2/20/08      15000     $1,500.00

(1) The consideration received from Joel Klandrud and Sandra Dosdall for their shares is expressed in U.S. $. All other consideration is expressed in Canadian $.

    With the exception of the shares sold to Joel Klandrud and Sandra Dosdall, all the other shares listed above were all issued to non-U.S. persons who reside outside of the United States. The negotiations and agreements relating to the issuance of these shares were made by the Company's officers

    (who were non-U.S. persons) from Canada. The shares are restricted from resale in the public markets for a period of one year from the date of their issuance. There is no market for the Company's securities in the United States and none of the securities have been transferred since their issuance. The Company relied upon the exemption provided by Rule 901 of the Securities and Exchange Commission with respect to the sale of these shares.

      The Company relied upon the exception provided by Section 4(2) of the Securities Act of 1933 with respect to the shares sold to Joel Klandrud and Sandra Dosdall.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit
Number   Exhibit Name
3.1      Articles of Incorporation, as amended

3.2      Bylaws

5        Opinion of Counsel

23.1     Consent of Attorneys

23.2     Consent of Accountants

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B:

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser bye means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Phoenix, Arizona on the 28th day of July 2008.


                            QUANTUM INFORMATION INC.


                             By:    /s/ Joel Klandrud
                                    ------------------------------------------
                                    Joel Klandrud,  President,  Principal
                                       Financial Officer and Principal
                                         Accounting Officer




         In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                        Date


/s/ Joel Klandrud                   Director                   July 28, 2008
------------------------
Joel Klandrud



/s/ Sandra Dosdall                  Director                   July 28, 2008
------------------------
Sandra Dosdall

                                    EXHIBITS


                            QUANTUM INFORMATION, INC.

                       REGISTRATION STATEMENT ON FORM S-1